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                                                                     EXHIBIT 3.2


                        CERTIFICATE OF AMENDMENT TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                            ILLUMINET HOLDINGS, INC.

        THE UNDERSIGNED DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors and approved by the stockholders of Illuminet Holdings, Inc. (the "Corporation"), pursuant to Section 242 of the General Corporation Law of the State of Delaware:

        RESOLVED, that the Certificate of Incorporation of the Corporation be amended by deleting the first six paragraphs of Article FOURTH as they now exist and inserting in lieu thereof the following:

                "FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is One Hundred Fifty Seven Million Three Hundred Thousand (157,300,000) shares of stock, of which One Hundred Thousand (100,000) shares shall be Preferred Stock, par value $.01 per share ("Preferred Stock"), One Hundred Fifty Million (150,000,000) shares shall be Common Stock, par value $.01 per share ("Common Stock"), and Seven Million Two Hundred Thousand (7,200,000) shares shall be Class A Common Stock, par value $.01 per share ("Class A Common Stock").

                Each share of the Corporation's common stock outstanding on the date of effectiveness of this Article FOURTH shall automatically be reclassified into one share of Class A Common Stock, without any further action by the Corporation or any holder of stock of the Corporation.

                No holder of stock of the Corporation shall be entitled as such to any preemptive right to subscribe for, purchase or receive (i) any shares of stock of the Corporation at any time held in its treasury, or
        (ii) unissued shares of stock of the Corporation, whether authorized at present or hereafter authorized, or (iii) any issue of notes, bonds or debentures, whether or not convertible into any class of stock of the Corporation, or (iv) any issue of warrants, options or rights to subscribe for shares of any class of stock of the Corporation

                The powers, designations, preferences, qualifications, limitations, and relative rights of the shares of each class or series of stock are as follows:

        SUBDIVISION A. PREFERRED STOCK.

                The Preferred Stock shall be issued from time to time in one or more series with such distinctive serial designations and such voting


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        powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such Preferred Stock adopted by the Board of Directors of the Corporation pursuant to the Board's authority to do so, which is hereby expressly vested in the Board.

        SUBDIVISION B. COMMON STOCK.

                1. DIVIDENDS AND LIQUIDATION. Subject to those rights expressly granted to the holders of Preferred Stock and the holders of Class A Common Stock, the holders of Common Stock shall have (a) the right to receive dividends, when and as declared by the Board of Directors of the Corporation out of the assets of the Corporation available for the payment of dividends under the laws of the State of Delaware, and (b) upon any liquidation (complete or partial), dissolution or winding up of the Corporation, whether voluntary or involuntary, the right to receive ratably all assets of the Corporation remaining after the payment to the holders of Preferred Stock of any amount which such holders are entitled to receive in preference to the holders of Common Stock upon such liquidation, dissolution or winding up of the Corporation, as provided in any Certificate of Designations, Powers, Preferences and Rights of the Preferred Stock adopted by the Board of Directors, and subject to any right the Preferred Stock may have to participate in the distribution of such assets as provided in any Certificate of Designations, Powers, Preferences and Rights of the Preferred Stock.

                2. VOTING. Each share of Common Stock shall entitle the holder thereof to one vote, in person or by proxy, together with Class A Common Stock at any and all meetings of the stockholders of the Corporation, on all propositions before such meetings.

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        SUBDIVISION C. CLASS A COMMON STOCK.

                1. DIVIDENDS AND LIQUIDATION. Subject to those rights expressly granted to the holders of Preferred Stock, the holders of Class A Common Stock shall have (a) the right to receive, together with the holders of Common Stock, dividends, when and as declared by the Board of Directors of the Corporation for the holders of Common Stock out of the assets of the Corporation available for the payment of dividends under the laws of the State of Delaware; provided, however, that in determining the amount of the dividends payable to the holders of Common Stock and the holders of Class A Common Stock in the event of any such declaration, holders of Class A Common Stock shall be entitled to the amount of dividends to which they would have been entitled had the conversion of Class A Common Stock into Common Stock described below taken place immediately prior to such declaration; and (b) upon any liquidation (complete or partial), dissolution or winding up of the Corporation, whether voluntary or involuntary, the right to receive, together with the holders of Common Stock, all assets of the Corporation remaining after the payment to the holders of Preferred Stock of any amount which such holders are entitled to receive in preference to the holders of Common Stock and Class A Common Stock upon such liquidation, dissolution or winding up of the Corporation, as provided in any Certificate of Designations, Powers, Preferences and Rights of the Preferred Stock adopted by the Board of Directors, and subject to any right the Preferred Stock may have to participate in the distribution of such assets as provided in any Certificate of Designations, Powers, Preferences and Rights of the Preferred Stock; provided, however, that in determining the amount of assets to be received by the holders of Common Stock and the holders of Class A Common Stock in the event of any such liquidation, dissolution or winding up of the Corporation, holders of Class A Common Stock shall be entitled to the amount of assets to which they would have been entitled had the conversion of Class A Common Stock into Common Stock described below taken place immediately prior to such liquidation, dissolution, or winding up of the Corporation.

                2. VOTING. Each share of Class A Common Stock shall entitle the holder thereof to vote, in person or by proxy, together with Common Stock at any and all meetings of the stockholders of the Corporation, on all propositions before such meetings. In any such vote, the holders of Class A Common Stock shall be entitled to that number of votes to which they would have been entitled had the conversion of Class A Common Stock into Common Stock described below taken place immediately prior to such vote; provided, however, that if at the time of any such vote no shares of Common Stock are outstanding, each share of Class A Common Stock shall entitle the holder thereof to one vote.

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                3. AUTOMATIC CONVERSION INTO COMMON STOCK. On the date that is one hundred eighty-one (181) days following the date of the final prospectus for a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation, in which the gross proceeds to the Corporation (before underwriting discounts, commissions and fees) are at least $30,000,000 (the "IPO"), each outstanding share of Class A Common Stock shall, without any further action by the Corporation or any holder of shares of Class A Common Stock, automatically convert into that number of shares of Common Stock set forth by the Board of Directors in a resolution adopted prior to the closing of the IPO, which resolution shall be filed with the Secretary of the Corporation and made available to any stockholder who so requests. The conversion ratio shall be set by the Board of Directors after having received the advice of the IPO underwriters as to the appropriate number of shares of Common Stock into which each share of Class A Common Stock should be converted."

        FURTHER RESOLVED, that the Certificate of Incorporation of the Corporation be amended by deleting the first sentence of Article SIXTH as it now exists and inserting in lieu thereof the following:

                "SIXTH: The number of directors of the Corporation which shall constitute the entire Board shall be not less than five (5) nor more than sixteen (16), with the exact number to be set by resolution adopted by a majority of the entire Board from time to time; provided, however, that the number of directors constituting the Board shall not be decreased by the Board of Directors below the number then in office unless such decrease shall become effective at any annual meeting of stockholders. The Board shall be divided into three classes, which are hereby designated Class I, Class II and Class III. The term of office of the Class I directors shall expire at the 2000 Annual Meeting of Stockholders; that of the Class II directors at the 2001 Annual Meeting of Stockholders; and that of the Class III directors at the 2002 Annual Meeting of Stockholders. At each annual meeting, directors to replace those whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting. The directors shall be elected at the annual meeting of the stockholders and each director shall be elected to serve until his successor shall be elected and shall qualify."

        FURTHER RESOLVED, that the Certificate of Designation of Series A Convertible Preferred Stock of the Corporation be amended by deleting Section 5(a) as it now exists and inserting in lieu thereof the following:

        "(a) Each share of this Series shall be convertible into 85.12 shares of Class A Common Stock, par value $.01 per share, of the Corporation (the "Conversion Amount"), at the option of the

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             holder thereof at any time that the holder elects to convert the
             Corporation's 7.5% Convertible Subordinated Debenture due August 15, 2001 (the "Debenture") issued as a unit with such share."

        IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed this ____ day of October, 1999.

                                       ILLUMINET HOLDINGS, INC.

                                       By:
                                          --------------------------------------
                                       Name: Roger H. Moore
                                       Title: President & CEO